Exhibit 99.1

AMENDMENT TO THE
LMI AEROSPACE, INC.
2005 LONG-TERM INCENTIVE PLAN

This AMENDMENT TO THE LMI AEROSPACE, INC. 2005 LONG-TERM INCENTIVE PLAN (the "Amendment"), is made as of the date last below by LMI AEROSPACE, INC., a corporation organized and existing under the laws of the State of Missouri (the "Company").  All capitalized terms not defined herein shall have the meaning ascribed to such terms in the LMI Aerospace, Inc. 2005 Long-Term Incentive Plan (the "Plan").

WHEREAS, the Plan was approved by the Company's shareholders on July 7, 2005; and

WHEREAS, pursuant to the authority granted to the Board under Section 6(i) of the Plan, each Non-Employee Director currently receives an annual Director Award equal to $100,000, 60% of which is comprised of Restricted Stock and 40% of which is comprised of cash; and

WHEREAS, the Corporate Governance and Nominating Committee of the Board (the "Committee") has reviewed the Director Awards and, after several discussions regarding Director Awards among the members of the Committee and the Board, has recommended that the Board approve the changes set forth in this Amendment pursuant to the Board's authority to do so as provided in Sections 6(i) and 7(a) of the Plan; and

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan as set forth in this Amendment.

NOW, THEREFORE, the Plan is amended as follows:
1.            Section 6(i)(i) is hereby deleted in its entirety and replaced with the following:
(i)            Annual Grants; Terms.
(A)	Each Non-Employee Director shall receive an Award equal to $100,000 for each Year of Service on the Board[1] (the "Director Award"). The Director Award shall be comprised of cash (paid quarterly) and Restricted Stock (issued annually at the beginning of each Year of Service coincident with each annual meeting of the shareholders of the Company (each, an "Annual Meeting")) that shall vest (i.e., the forfeiture provisions shall lapse) on the first anniversary of the Grant Date thereof. The portion of cash and Restricted Stock for a Director Award shall be determined as set forth in Section 6(i)(i)(B) below. The number of shares of Restricted Stock issuable as part of each Director Award shall be based on the average high and low price of the Company's Common Stock as of the Grant Date. In the event a Non-Employee Director becomes a Director after an Annual Meeting, the Non-Employee Director shall receive a pro rata portion of a Director Award based on the number of days remaining in the Year of Service after the day the Non-Employee Director becomes a Director as compared to the number of days in a full Year of Service.

1 For purpose of this Section, a "Year of Service" shall mean the period of time that begins with each annual meeting of the shareholders of the Company (currently held in June of each year) and ends on the earlier of the first annual anniversary of such meeting or the day of the next successive annual meeting of shareholders.

(B)	During any open trading window (as determined by the Company's chief compliance officer) that occurs prior to a Grant Date with respect to a Director Award, each Non-Employee Director may designate from 60% to 100% of his or her Director Award to be comprised of Restricted Stock. The remaining balance, if any, of such Director Award shall be comprised of cash. Such percentage designation shall be applicable for all future Director Awards to such Non-Employee Director unless modified in writing by the Non-Employee Director in accordance with the first sentence of this Section 6(i)(1)(C). Once a designation is made, it may not be changed. In the event a Non-Employee Director for any reason fails to designate the portion of cash and Restricted Stock with respect to the first Director Award received by such Non-Employee Director, 60% of the first Director Award shall be comprised of Common Stock and 40% of such Director Award shall be comprised of cash. Notwithstanding anything herein to the contrary, each Non-Employee Director shall comply with the Company's insider trading policy, as the same may be amended from time to time, and applicable securities laws, and shall not make a percentage designation unless in full compliance with such policy and applicable securities laws.
(C)	The Board may at any time revise any of the terms and conditions of the Director Awards (except for any such Director Award that has already been granted) with respect to the number of Shares, the length of time during which restrictions, if any, are applicable and/or the type of Awards covered by Director Awards.

II.            Except as provided in this Amendment, no other changes or amendments shall be made to the Plan as previously stated and the remainder thereof shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has executed this Amendment as of the 26th day of June, 2013.

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Lawrence E. Dickinson
Vice President, Chief Financial Officer and Secretary